UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 2, 2005

ARGOSY GAMING COMPANY
(Exact name of Registrant as specified in its charter)

Delaware	1-11853	37-1304247
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification number)

219 Piasa Street, Alton, Illinois 62002		(618) 474-7500
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 2, 2005, the Compensation Committee (the "Committee") of the Board of Directors of Argosy Gaming Company (the “Company”) approved the 2005 bonus structure and performance criteria under the Argosy Gaming Company Annual Management Bonus Plan (the “Plan”).   Pursuant to the bonus structure and performance criteria, and consistent with the objectives of the Plan, participants will be entitled to receive cash bonuses if certain performance goals are satisfied for the 2005 calendar year performance period.

Key executives of the Company are eligible to participate in the Plan, including all of the Company’s executive officers: Dick Glasier, Dale Black, James Gulbrandsen, Virginia McDowell, Ron Burgess, Arnold Block, Brenda Bauer and John Jones.  The performance criteria applicable to the executive officers who participate in the Plan are based on corporate performance measured by consolidated Return on Invested Capital (“ROIC”) and Earnings Before Income, Taxes, Depreciation and Amortization (“EBITDA”).  The performance criteria for certain key executives, other than the executive officers, are based on a combination of corporate performance and the performance of the property that they oversee.  Pursuant to the Plan, guideline bonuses for the executive officers range from 45% to 70% of base salary.  Guideline bonuses for other executives range from 25% to 45% of base salary.  The bonus structure approved by the Committee provides for a bonus ranging from 0% to 150% of the guideline bonus.  These percentages are unchanged from prior years.  The Committee established a threshold and a ceiling for ROIC and EBITDA.  Pursuant to the Plan, any incentive bonuses achieved based on the 2005 performance criteria will be paid in March and June of 2006, provided that in the event of a change of control, a pro rata bonus will be paid as of the date of consummation of the transaction based on performance results to such date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

ARGOSY GAMING COMPANY, a Delaware corporation

Dated: March 7, 2005	By:	/s/ DALE R. BLACK
	Name:	Dale R. Black
	Title:	Senior Vice President and Chief Financial Officer